Exhibit 99.1

Media Contacts:

Charles Fleckenstein, 913-794-2943

charles.m.fleckenstein@embarq.com

Keith Mitchell, 913-794-1590

keith.j.mitchell@embarq.com

Investor Relations Contact:

Trevor Erxleben, 913-345-7681

trevor.erxleben@embarq.com

EMBARQ MEETS MAJOR MILESTONE;

SPIN-OFF FROM SPRINT NEXTEL COMPLETE,

LISTING ON NYSE TODAY

Today Marks First Day as Independent Company for Embarq;

Differentiated, Integrated Offerings Are Key to Success

OVERLAND PARK, KS. — May 18, 2006 — Embarq Corporation (NYSE: EQ) announced its official separation from Sprint Nextel Corporation and begins its first trading day on the New York Stock Exchange today as an independent, public company. The former local communications business of Sprint Nextel (NYSE: S) begins trading as a member of the S&P 500. For the year ended December 31, 2005, Embarq had approximately $6.3 billion in revenues, which would rank it among the Fortune 500.

“Our goal is to offer practical, innovative solutions to help people communicate,” said Daniel R. Hesse, chief executive officer of the new company. “This is a new chapter in our 100-plus year history. We have the ability to improve and simplify communications services.”

“Our goal is to make our services easier to use by integrating technologies in ways that enhance our customers’ lives and businesses,” Hesse added.

As an independent company, Hesse said, Embarq will be better positioned to respond to customers’ needs and to tailor products specifically to the local markets served. “At the core of our operation is a dependable and reliable communications infrastructure capable of delivering continuously improving levels of service as we put greater emphasis on service delivery, product innovation and customer interaction.”

The company launches with an experienced leadership team led by Hesse and Chief Operating Officer, Michael B. Fuller, who brings more than 30 years of leadership to Embarq from Sprint Nextel. A strong board of directors has been appointed and is dedicated to the success of the new company. In addition to Hesse, who serves as chairman, the directors are:

Peter C. Brown, Chairman, Chief Executive Officer and President of AMC Entertainment Inc.

Steven A. Davis, Chief Executive Officer of Bob Evans Farms.

John P. Mullen, Joint Chief Executive, DHL Express Inc.

William A. Owens, former Chief Executive Officer of Nortel Networks Corporation and former Vice Chairman of the U.S. Joint Chiefs of Staff.

Dinesh C. Paliwal, Chairman and Chief Executive Officer of ABB Inc. North America; and President, Global Markets & Technology of ABB Ltd.

Stephanie M. Shern, former Vice Chair and the Global Director of Retail and Consumer Products, Ernst & Young LLP.

Laurie A. Siegel, Senior Vice President, Human Resources and Internal Communications for Tyco International (US) Inc.

Embarq brings a strong line up of basic and advanced voice, data, Internet, wireless and entertainment services to the market. Its pipeline of innovative, integrated services is expected to include the launch of an integrated wireless and wireline voicemail platform in June and other services that will make communications easier, more convenient and more enjoyable. In addition, the new company will focus on practical, innovative solutions. For example, Embarq currently is conducting a Wi-Fi trial focused on first responders with the city of Henderson, Nev.

Prior to becoming an independent company, Embarq was a wholly-owned subsidiary of Sprint Nextel. Embarq’s assets and business consists largely of those that comprised Sprint Nextel’s former Local Telecommunications Division and Sprint North Supply operations. Now an organization of approximately 20,000 communications professionals, Embarq provides services in 18 states.

Investors who held Sprint Nextel common stock on May 8, 2006, received one share of Embarq common stock for every 20 shares of Sprint Nextel common stock they owned. The number of Sprint Nextel common shares held did not change.

About Embarq

Embarq (NYSE: EQ) provides a suite of communications services to customers in its local service territories. Embarq, which is expected to rank among the Fortune 500, brings common-sense ideas, reliable service and a renewed commitment to the communities it serves. Embarq focuses on offering its customers practical, innovative products and competitive pricing. The company has approximately 20,000 employees and operates in 18 states offering local and long distance voice, data, high speed internet, wireless, and entertainment services. For more information, visit www.embarq.com.

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